EXHIBIT 4.6

PLEDGE AGREEMENT

Dated as of May 10, 2011

By and Among

DEVRY INC.
AND
GLOBAL EDUCATION INTERNATIONAL, INC.
AND
CERTAIN OF THEIR SUBSIDIARIES

as the Grantors

And

BANK OF AMERICA, N.A.,
as Administrative Agent

Exhibit A         -                U.S. Pledged Stock
Exhibit B          -Pledge Agreement Joinder

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (as the same may be amended or modified from time to time, this “Agreement”) is dated as of May 10, 2011, by and among DeVry Inc., a Delaware corporation (“DeVry”), the Designated Borrowers party hereto or who may become a party hereto (together with DeVry, the “Obligors”) by executing and delivering a Pledge Agreement Joinder (a “Joinder”) as hereinafter defined, certain subsidiaries of the Obligors party hereto or who may become a party hereto by executing and delivering a Joinder (such subsidiaries, the Obligors and any other Person which grants any Collateral to the Administrative Agent hereunder or any other security document securing the Secured Obligations, are collectively referred to as the “Grantors”), and Bank of America, N.A., in its capacity as Administrative Agent hereunder.

RECITALS:

A.           Pursuant to the terms of that certain Credit Agreement dated as of even date herewith (as amended, restated, superseded or otherwise modified from time to time, the “Credit Agreement”) among the Obligors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the banks and other lenders or institutions from time to time party thereto (the “Banks”), the Banks are extending credit to the Obligors on the terms provided therein.  The obligations of DeVry under the Credit Agreement are unconditionally guaranteed by certain U.S. Subsidiaries of DeVry, and the obligations of the Designated Borrowers under the Credit Agreement are unconditionally guaranteed by DeVry, by certain U.S. Subsidiaries of DeVry and by certain Offshore Subsidiaries of each Designated Borrower.

B.           As a condition to the extension of financial accommodations to be given under the Credit Agreement by the Banks, the Banks are requiring that the Obligors and the other Grantors and the Administrative Agent enter into this Agreement to secure the obligations of each Grantor in respect of the Financing Agreements,

C.           The Grantors have determined that the execution and delivery of this Agreement is in furtherance of their corporate purposes and in their best interest and that they will derive substantial benefit, whether directly or indirectly, from the execution of this Agreement, having regard for all relevant facts and circumstances.

NOW, THEREFORE, in consideration of the premises and for the purpose of inducing the extension of financial accommodations by the Banks pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

ARTICLE I

DEFINITION OF TERMS

Section 1.1                      Defined Terms.  As used in this Agreement, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement and the following terms have the meanings indicated below, all such definitions to be equally applicable to singular and plural forms of the terms defined:

“Additional Grantor” means any Grantor that has executed a joinder to this Agreement in the form of Exhibit B hereto.

“Banks” has the meaning ascribed to that term in recitals hereto.

“Code” means the Uniform Commercial Code as the same may from time to time be in effect in any applicable jurisdiction.

“Collateral” means the Pledged Stock, any additional collateral granted pursuant to Section 6.3 and any other collateral held or received by any Secured Party to secure payment of any Secured Obligation.

“Credit Agreement” has the meaning ascribed to that term in recitals hereto.

“Equity Interests” means, (i) with respect to any corporation, any capital stock of such corporation, (ii) with respect to any partnership or limited partnership, any partnership or limited partnership interest in such partnership or limited partnership, (iii) with respect to any limited liability company, any membership interest in such limited liability company, and (iv) with respect to any other business entity, any equity or ownership interest in such business entity.

“Financing Agreements” means the Loan Documents and any Specified Swap Contract among a Loan Party and a Bank or an Affiliate of a Bank.

“Grantors” has the meaning assigned thereto in the introductory paragraph hereto.

“Joinder” shall have the meaning assigned thereto in the introductory paragraph hereto in the form of Exhibit B or such other form that is acceptable to the Administrative Agent.

“Obligors” has the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Offshore Grantor” means any (a) Designated Borrower, (b) any of its Offshore Subsidiaries and (c) any Person organized under the laws of a jurisdiction outside the United States who grants any Collateral to the Administrative Agent hereunder or any other security document securing any Secured Obligations.

“Permitted Liens” means Liens permitted under Sections 7.1(c), (d), (f), (h), (i) or (j) of the Credit Agreement.

“Pledged Stock” means the Equity Interests pledged by the Grantors pursuant to Section 2.1 of this Agreement.

“Proceeds” has the meaning assigned to it under the Code and, in any event, includes but is not limited to, (a) any and all proceeds of any collection, sale or other disposition of the Collateral (b) any and all amounts from time to time paid or payable under or in connection with any of the Collateral and (c) amounts collected by the Administrative Agent or any Secured Party by of set-off, deduction or counterclaim.

“Related Equity Rights” means, with respect to any Pledged Stock of a Subsidiary, all rights, authority, powers and privileges of the owner of such Pledged Stock, and all moneys and property and claims for moneys and property due and to become due to such owner under all dividends, distributions, declarations, profits, accounts, contract rights, voting rights, general intangibles, proceeds and any and all other interests and property rights relating to and/or due from such Subsidiary.

“Secured Obligations” means (a) with respect to any U.S. Grantor, all Obligations, (b) with respect to any Offshore Grantor who is a Designated Borrower, such Grantor’s Obligations under any of the Financing Agreements and (c) with respect to any other Offshore Grantor, such Offshore Grantor’s “Guaranteed Obligations” as defined in the Offshore Guaranty to which it is a party.

“Secured Parties” means the holders, from time to time, of the Secured Obligations.

“U.S Foreign Holdco Grantor” means  any U.S. Foreign Holdco that directly or indirectly owns Equity Interests of a Designated Borrower.

“U.S. Grantor” means DeVry, and any of its U.S. Subsidiaries and any other Person organized under the Laws of a jurisdiction located within the United States who grants any Collateral to the Administrative Agent hereunder or any other security document securing any Secured Obligations; provided however, a U.S. Foreign Holdco shall not be a U.S. Grantor.

ARTICLE II

COLLATERAL; SECURED OBLIGATIONS

Section 2.1.           Pledged Stock.

(a)           To secure the prompt payment and performance in full when due (whether by lapse of time, acceleration or otherwise) of the Secured Obligations, each U.S. Grantor hereby pledges, charges, assigns, transfers and sets over to the Administrative Agent, for the ratable benefit of the Secured Parties, and hereby pledges, charges, assigns, transfers and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all of such U.S. Grantor’s interest and property rights, whether now existing or hereafter acquired or arising, in and to:  (i) 100% of the Equity Interests directly owned by such U.S. Grantor of each U.S. Subsidiary that is not also a U.S. Foreign Holdco, (ii) 65% of the Equity Interests directly owned by such U.S. Grantor of each Designated Borrower, (ii) 65% of the Equity Interests directly owned by such U.S. Grantor of each Offshore Subsidiary and each U.S. Foreign Holdco that, in each case, directly owns Equity Interests in such Designated Borrower and (iii) all Related Equity Rights of the foregoing.

(b)           To secure the prompt payment and performance in full when due (whether by lapse of time, acceleration or otherwise) by each Designated Borrower of the Obligations of such Designated Borrower, each U.S. Grantor and each U.S Foreign Holdco Grantor hereby pledges, charges, assigns, transfers and sets over to the Administrative Agent, for the ratable benefit of the Secured Parties, and hereby pledges, charges, assigns, transfers and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all of such Grantor’s interest and property rights, whether now existing or hereafter acquired or arising, in and to:  (i) 100% of the Equity Interests directly owned by such Grantor of such Designated Borrower, (ii) 100% of the Equity Interests directly owned by such Grantor of each Offshore Subsidiary that directly owns Equity Interests in such Designated Borrower, (iii) 100% of the Equity Interests directly owned by such Grantor of each U.S. Foreign Holdco that directly owns Equity Interests in such Designated Borrower and (iv) all Related Equity Rights of the foregoing.

(c)           To secure the prompt payment and performance in full when due (whether by lapse of time, acceleration or otherwise) by each Designated Borrower of the Obligations of such Designated Borrower, each Offshore Grantor hereby pledges, charges, assigns, transfers and sets over to the Administrative Agent, for the ratable benefit of the Secured Parties, and hereby pledges, charges, assigns, transfers and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all of such Offshore Grantor’s interest and property rights, whether now existing or hereafter acquired or arising, in and to:  (i) 100% of the Equity Interests directly owned by such Offshore Grantor of such Designated Borrower, (ii) 100% of the Equity Interests directly owned by such Grantor of each Offshore Subsidiary that directly owns Equity Interests in such Designated Borrower, (iii) 100% of the Equity Interests directly owned by such Grantor of each Offshore Subsidiary that is a Subsidiary of such Designated Borrower and (iv) all Related Equity Rights of the foregoing.

(d)           Notwithstanding any provision of this Section 2.1 or any other provision of this Agreement to the contrary, it is understood that (i) as of the date hereof, the Equity Interest in (i) Ross University School of Medicine School of Veterinary Medicine (St. Kitts) Limited and Ross (Bahamas) Ltd. shall not be pledged pursuant to this Agreement unless and until such pledge is required under the Credit Agreement and (ii) no Dormant Subsidiary shall be pledged pursuant to this Agreement.

Section 2.2.          Delivery of Collateral by Secured Parties.  Each Secured Party agrees to promptly deliver to the Administrative Agent any other Collateral that it receives or holds, accompanied by documentation acceptable to the Administrative Agent, to be held as security for the Secured Obligations in accordance with the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants with respect to itself and the Collateral pledged and charged by such Grantor to, the Secured Parties that:

(a)           It is the owner of the Pledged Stock pledged and charged pursuant to this Agreement, and all rights incident thereto free and clear of any Lien other than the pledge and charge made hereunder and Permitted Liens.

(b)           If such Pledged Stock is certificated, it has deposited with the Administrative Agent the Pledged Stock pledged by such Grantor, together with a stock power duly endorsed in blank or accompanied by an assignment or assignments sufficient to transfer title thereto except to the extent that applicable Law requires the same, such forms must be executed by the purchaser and/or notarized in order for such stock power or transfer to be recorded.

(c)           This Agreement creates a valid security interest in the Collateral pledged by such Grantor securing payment and performance of the Secured Obligations and all filings and other action necessary to perfect such security interest under all applicable jurisdictions have been or will be taken contemporaneously with the initial funding under the Credit Agreement.

(d)           Each share of Pledged Stock is adequately described in and is subject to the lien of this Agreement.  The Administrative Agent has a valid first lien upon and (upon filing of certain documents in foreign jurisdictions) prior perfected security interest in the Pledged Stock subject to no equal or prior lien on the Pledged Stock (other than Liens permitted by Section 7.1(j) of the Credit Agreement).  No effective financing statement or other instrument similar in effect covering all or any part of the Pledge Stock is on file in any recording office, except such as may have been filed in favor of the Administrative Agent with respect to this Agreement.

(e)           Each Grantor represents and warrants that the representations and warrants made with respect to such Grantor set forth in the Loan Documents are true and correct and such representations and warranties are incorporated herein by reference with the same force and effect as though set forth herein in full.

(f)           As of the date hereof, the Pledged Stock is identified on Exhibit A hereto.

ARTICLE IV

COVENANTS

Each Grantor, with respect to itself and the Collateral pledged and charged by it hereunder, covenants and agrees with the Secured Parties that:

(a)           Such Grantor will pay promptly when due all taxes, assessments, and governmental charges and levies upon or against the Collateral in each case before the same become delinquent and before penalties accrue thereon, unless (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of such Collateral or any material interference with the use thereof by such Grantor and (2) such Grantor shall have set aside on its books, reserves deemed by it to be adequate with respect thereto in accordance with and as required by GAAP.

(b)           It will not, without the Administrative Agent’s prior written consent, Dispose of or otherwise permit a Lien (other than Permitted Liens) to exist on Collateral or any interest therein, provided that such Grantor may sell, assign or otherwise Dispose of any Collateral or interest therein if such Disposition is permitted by the Credit Agreement.

(c)           It will not will change its name, or except as aforesaid, transact business under any trade name, in each case without first giving the Administrative Agent 30 days’ prior written notice of its intent to do so, provided that in the case of any Acquisition by such Grantor of any business entity or operation giving rise to the requirement to give notice to the Administrative Agent of the use of a new trade name pursuant to the foregoing, such notice shall be given to the Administrative Agent within 30 days following the date such Acquisition is finalized.

(d)           The Administrative Agent agrees to prepare, and such Grantor agrees to cooperate with the Administrative Agent to execute and deliver to the Administrative Agent, such further agreements and assignments or other instruments and to do all such other things necessary or reasonably appropriate to assure the Administrative Agent its security interest hereunder, including such financing statement or statements, continuation statements or amendments thereof or supplements thereto or other instruments as may from time to time be required in order to comply with the Code.

(e)           In the event for any reason the Law of any jurisdiction other than the State of New York becomes or is applicable to the Collateral or any part thereof, or to any of the Secured Obligations, each Grantor agrees to execute and deliver all such instruments and to do all such other things as the Administrative Agent in its sole discretion reasonably deems necessary or appropriate to preserve, protect and enforce the security interest of the Administrative Agent as set forth herein under the Law of such other jurisdiction to at least the same extent as such security interest would be protected under the Code.  If any Collateral is in the possession or control of any of such Grantor’s agents or processors and the Administrative Agent so requests, such Grantor agrees to notify such agents or processors in writing of the Administrative Agent’s security interest therein and, upon the occurrence and continuance of an Event of Default and at the Administrative Agent’s request, instruct all agents and processors in possession of Collateral to hold all such Collateral for the Administrative Agent’s account and subject to the Administrative Agent’s instructions.

(f)           It shall respond promptly to all reasonable requests of the Administrative Agent for information concerning the conduct of all lawsuits brought by such Grantor (or in which such Grantor participates) against any other Person.  Each Grantor will warrant and defend the Collateral pledged by it hereunder against any claims and demands of all persons at any time claiming the same or any interest in such Collateral adverse to the Administrative Agent.

(g)           Each Grantor shall remain liable to the Secured Parties under the Financing Agreements to which it is a party for any deficiency resulting after the sale of its Collateral. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the applicable Grantor or whomsoever the Administrative Agent reasonably determines is lawfully entitled thereto.

(h)           The Collateral and every part thereof will be free and clear of all security interests, liens (including without limitation mechanics’, laborers’ and statutory liens), attachments, levies and encumbrances of every kind, nature and description, whether voluntary or involuntary, other than the security interest granted hereunder and Permitted Liens.

ARTICLE V

ADMINISTRATIVE AGENT MAY PERFORM

On failure of any Grantor to perform any of the covenants and agreements contained herein or in any other Loan Document, the Administrative Agent may, at its option, perform the same and in so doing may expend such sums as the Administrative Agent may reasonably deem advisable in the performance thereof, including without limitation the payment of any insurance premiums, the payment of any taxes, liens and encumbrances, expenditures made in defending against any adverse claim and all other expenditures which the Administrative Agent may be compelled to make by operation of Law or which the Administrative Agent may make by agreement or otherwise for the protection of the security hereof.  All such sums and amounts so expended shall be repayable by the applicable Grantor immediately without notice or demand, shall constitute so much additional Secured Obligations and shall bear interest from the date said amounts are expended at the Default Rate.  No such performance of any covenant or agreement by the Administrative Agent on behalf of the Grantors, and no such advancement or expenditure therefor, shall relieve the Grantors of any Default under the terms of this Agreement.  The Administrative Agent, in making any payment hereby authorized may do so according to any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien or title or claim.  The Administrative Agent, in performing any act hereunder, shall be the sole judge in reasonably determining whether the Grantors are required to perform the same under the terms of this Agreement.

ARTICLE VI

ADMINISTRATION OF PLEDGED STOCK

Section 6.1            Voting and Payment Rights in Respect of Pledged Equity.

Until an Event of Default has occurred and is continuing and the Administrative Agent instructs the Grantors otherwise, the Grantors shall be entitled:

(a)           To vote all or any part of the Pledged Stock at any and all meetings of shareholders relating to such Pledged Stock and to execute consents in respect thereof, and to consent to ratify or waive notice of any or all meetings of the shareholders relating to such Pledged Stock with the same force and effect as if this Agreement had not been made, and, if necessary, upon the receipt of the written request from the applicable Grantor, the Administrative Agent shall from time to time execute and deliver to the applicable Grantor appropriate proxies for that purpose; and

(b)           To receive, collect or have paid over all dividends declared or paid on the Pledged Stock, except (i) dividends or distributions constituting stock dividends, (ii) dividends or distributions in kind, or (iii) liquidating dividends (either partial or complete), any and all such excepted dividends and distributions to constitute and be additional security for the purposes aforesaid and to be paid over and/or pledged and deposited with the Administrative Agent, and the Administrative Agent shall have in respect thereof all of the powers and rights as are herein provided in respect of the initial Pledged Stock.

Section 6.2.           Payments to Administrative Agent.  Each Grantor agrees that it shall pay over to the Administrative Agent, immediately upon receipt, any money or other distribution upon or in respect of the Pledged Stock or any part thereof, other than dividends which such Grantor is entitled to receive or retain under Section 6.1 above.

Section 6.3.           Further Assurances.  Each Grantor agrees that it shall comply with the requirements of Section 6.13 of the Credit Agreement with respect to all Equity Interests now or hereafter owned by such Grantor.

Section 6.4.           Payments and Distributions Held in Trust.  All payments or other distributions received by such Grantor upon or in respect of the Pledged Stock other than which such Grantor is entitled to receive and retain under Section 6.1 or Section 6.3 shall be held in trust for the Administrative Agent and forthwith delivered by such Grantor in the form received, with such Grantor’s endorsement in blank for transfer or accompanied by an assignment or assignments sufficient to transfer title thereto, and shall constitute part of the Pledged Stock.

ARTICLE VII

POWER OF ATTORNEY

Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing or completing any instruments which the Administrative Agent may deem reasonably necessary or advisable to accomplish the purpose hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest; provided, however, that the Administrative Agent shall have no duty or obligation to any Grantor to collect or enforce payment of any of the Pledged Stock whether by way of presentment, demand, protest, notice of dishonor or otherwise.  Without limiting the generality of the foregoing, after the happening, but only during the continuance, of any Event of Default, the Administrative Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of any Grantor representing payments of dividends or any other distribution or payment in respect of the Pledged Stock or any part thereof and to give full discharge for the same.

ARTICLE VIII

GRANTORS INDEMNIFICATION

Whether or not the transactions contemplated hereby are consummated, the U.S. Grantors and the Offshore Grantors, shall indemnify, defend and hold the Administrative Agent, each Secured Party and any of their respective Related Parties (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including attorney costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any insolvency proceeding or appellate proceeding) related to or arising out of this Agreement or the Secured Obligations or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Grantors shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person.  The agreements in this Section shall survive payment of all Secured Obligations.

ARTICLE IX

REMEDIES

(a)           With respect to all of the Collateral other than cash , upon the occurrence and during the continuation of any Event of Default, the Administrative Agent shall have, in addition to all other rights provided herein or by Law, the rights and remedies of a secured party under the Code (regardless of whether the Code is the Law of the jurisdiction where the rights or remedies are asserted and regardless of whether the Code applies to the affected Collateral), and further the Administrative Agent may, without demand and without advertisement, except with respect to a public sale, hearing or process of Law, all of which each Grantor hereby waives, at any time or times, sell and deliver any or all Collateral (other than cash) held by or for it at public or private sale, for cash, upon credit or otherwise, at such prices and upon such terms as the Administrative Agent deems advisable, in its sole discretion, provided that said disposition complies with any legal requirements.  In addition to all other sums due any Secured Party, each Grantor shall pay the Administrative Agent all costs and expenses incurred by it, including a reasonable allowance for attorneys’ fees and court costs, in obtaining, liquidating or enforcing payment of its Collateral or Secured Obligations or in the prosecution or defense of any action or proceeding by or against the Administrative Agent concerning any matter arising out of or connected with this Agreement, its Collateral or Secured Obligations, including without limitation any of the foregoing arising in, arising under or related to a case under the United States Bankruptcy Code (or any successor statute).  Any requirement of reasonable notice shall be met if such notice is personally served on or mailed, postage prepaid, to the Grantors in accordance with Section 11(c) at least 10 days before the time of sale or other event giving rise to the requirement of such notice; however, no notification need be given to the Grantors if the Grantors have signed, after an Event of Default has occurred, a statement renouncing any right to notification of sale or other intended disposition, provided that the Grantors are not hereby agreeing to sign such a statement.  The Administrative Agent shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given.  To the extent permitted by Law, the Administrative Agent or any Bank may be the purchaser at any such sale.  To the extent permitted by applicable Law, the Grantors hereby waive all of their rights of redemption from any such sale.  Subject to the provisions of applicable Law, the Administrative Agent may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, be made at the time and place to which the sale was postponed or the Administrative Agent may further postpone such sale by announcement made at such time and place.

(b)           With respect to cash, upon the occurrence and during the continuation of any Event of Default, the Administrative Agent shall have, in addition to all other rights provided herein or by Law, the rights and remedies of a secured party under the Code (regardless of whether the Code is the Law of the jurisdiction where the rights or remedies are asserted and regardless of whether the Code applies to the affected Collateral), the right to exercise exclusive control over any proceeds of Collateral in its possession or held at any bank or in any lockbox, including cash, including without limitation the right to collect, withdraw and receive all amounts due or to become due or payable under each such deposit account, and shall have the right to apply such amounts in reduction of the Secured Obligations as contemplated by Section 8.3 of the Credit Agreement.

(c)           Failure by the Administrative Agent to exercise any right, remedy or option under this Agreement or any other agreement among the Grantors and the Administrative Agent or provided by Law, or delay by the Administrative Agent in exercising the same, shall not operate as a waiver; no waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated.  Neither the Administrative Agent nor any party acting as attorney for the Administrative Agent shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct.  The rights and remedies of the Secured Parties under this Agreement shall be cumulative and not exclusive of any other right or remedy which the Secured Parties may have.

ARTICLE X

CONTINUING AGREEMENT

This Agreement shall be a continuing agreement in every respect and shall remain in full force and effect until all of the Secured Obligations have been fully paid and satisfied in cash, all outstanding Letters of Credit have either terminated or expired, and any commitments of any Secured Party to extend any credit to any Grantor under the Credit Agreement shall have terminated.  Upon such termination of this Agreement, the Administrative Agent shall, upon the request and at the expense of the Grantors, forthwith release all its liens, charges and security interests hereunder.

ARTICLE XI

MISCELLANEOUS

(a)           Pursuant to a supplement acceptable to the Administrative Agent, any present or future Grantor may from time to time pledge additional collateral to the Administrative Agent whereupon such additional collateral shall automatically become Collateral hereunder.  It being understood that the execution thereof by the Administrative Agent and/or any other Grantors shall not be required in order for such supplement to be effective.  Pursuant to a Joinder, any Person may become a Grantor hereunder and pledge collateral to the Administrative Agent as described in Exhibit A to the Joinder whereupon such collateral shall automatically become Collateral hereunder.  The Administrative Agent shall promptly notify the Secured Parties of the execution on any such Joinder, it being understood that the execution thereof by the Secured Parties, the Administrative Agent and/or any other Grantors shall not be required in order for such supplement to be effective.

(b)           This Agreement shall create a continuing security interest in the Collateral and shall be binding upon the Grantors, their successors and assigns and shall inure, together with the rights and remedies of the Secured Parties hereunder, to the benefit of the Secured Parties and their respective successors and assigns which are permitted under the Credit Agreement provided, however, that no Grantor may assign its rights or delegate its duties hereunder without the Administrative Agent’s prior written consent.  Each Grantor hereby releases the Administrative Agent from any liability for any act or omission relating to the Collateral or this Agreement, except the Administrative Agent’s gross negligence or willful misconduct.

(c)           All notices required or permitted to be given under this Agreement shall be in conformance with Section 11.2 of the Credit Agreement.

(d)           In the event that any provision hereof shall be deemed to be invalid by reason of the operation of any Law or by reason of the interpretation placed thereon by any court, this Agreement shall be construed as not containing such provision, but only as to such jurisdictions where such Law or interpretation is operative, and the invalidity of such provision shall not affect the validity of any remaining provision hereof, and any and all other provisions hereof which are otherwise lawful and valid shall remain in full force and effect.

(e)           This Agreement shall be deemed to have been made in the State of New York and shall be governed by and in accordance with the laws of the State of New York without regard to principles of conflicts of laws.  All terms which are used in this Agreement which are defined in the Code shall have the same meanings herein as said terms do in the Code unless this Agreement shall otherwise specifically provide, The headings in this instrument are for convenience of reference only and shall not limit or otherwise affect the meaning of any provision hereof.

(f)           The Administrative Agent hereby disclaims any representation or warranty to the Secured Parties concerning the perfection of the security interest granted hereunder or in the value of any of the Collateral.

(g)           Each of the Grantors and the Administrative Agent hereby, to the fullest extent permitted by Law, waives trial by jury in any action brought under or in connection with this Agreement or any of the documents or instruments executed in connection herewith.

(h)           This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each constituting an original, but all together one and the same instrument.  It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  Delivery of executed counterparts of this Agreement by facsimile or other electronic means shall be effective as an original.

ARTICLE XII

GRANTORS’ WAIVERS AND CONSENTS

(a)           Each Grantor agrees that no Secured Party shall have any responsibility to inquire into the apportionment, allocation or disposition of any Proceeds as among the Grantors.

(b)           For the purpose of implementing the Financing Agreements, each Grantor hereby irrevocably appoints DeVry as its agent and attorney-in-fact for all purposes of the Financing Agreements, including without limitation the giving and receiving of notices and other communications.

(c)           Each Grantor acknowledges that the handling of the Collateral on a joint basis as set forth in this Agreement is solely an accommodation to Grantors and is done at their request.  Each Grantor agrees that no Secured Party shall incur any liability to any Grantor as a result thereof.  To induce the Secured Parties to enter into this Agreement, and in consideration thereof, each Grantor hereby agrees to indemnify each Secured Party and hold each Secured Party harmless from and against any and all liabilities, expenses, losses, damages and/or claims of damage or injury asserted against any Secured Party by any Grantor or by any other Person arising from or incurred by reason of the structuring of this Agreement as herein provided, reliance by any Secured Party on any requests or instructions from any Grantor, or any other action taken by any Secured Party hereunder, except to the extent resulting from the gross negligence or willful misconduct of any Secured Party.  This Section shall survive termination of this Agreement.

(d)           Each Grantor represents and warrants to the Secured Parties that the request for joint handling of the Collateral hereunder was made because the Grantors are engaged in related operations.  Each Grantor expects to derive benefit, directly or indirectly, from such availability because the successful operation of Grantors is dependent on the continued successful performance of the functions of the group.

(e)           Each Grantor represents and warrants to the Secured Parties that (i) it has established adequate means of obtaining from each other Grantor on a continuing basis financial and other information pertaining to the business, operations and condition (financial and otherwise) of each other Grantors and their respective property, and (ii) each Grantor now is and hereafter will be completely familiar with the business, operations and condition (financial and otherwise) of each other Grantor, and its property.  Each Grantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose to such Grantor any matter, fact or thing relating to the business, operations or condition (financial or otherwise) of any other Grantor, or the property of any other Grantor, whether now or hereafter known by any Secured Party during the life of this Agreement.

(f)           Each Grantor acknowledges that its Secured Obligations may derive from value provided directly to another Person and, in full recognition of that fact, each Grantor consents and agrees that any Secured Party may, at any time and from time to time, without notice to, or demand on, or the agreement of, such Grantor, and without affecting the enforceability or security of the Financing Agreements: (i) with the agreement of any other Grantor, supplement, modify, amend, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Secured Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) with the agreement of any other Grantor, supplement, modify, amend or waive, or enter into or give any agreement, approval or consent with respect to, the Secured Obligations or any part thereof or any of the Financing Agreements or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (iii) with the agreement of any other Grantor, accept new or additional instruments, documents or agreements in exchange for or relative to any of the Financing Agreements or the Secured Obligations or any part thereof, (iv) accept partial payments on the Secured Obligations; (v) with the agreement of any other Grantor, receive and hold additional security or guaranties for the Secured Obligations or any part thereof, (vi) release, reconvey, terminate, waive, abandon, subordinate, exchange, substitute, transfer and enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as the Secured Parties in their sole and absolute discretion may determine; (vii) release any party or any guarantor from any personal liability with respect to the Secured Obligations or any part thereof; (viii) settle, release on terms satisfactory to the Secured Parties and any other Grantor or by operation of applicable laws or otherwise liquidate or enforce any Secured Obligations and any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; and/or (ix) consent to the merger, change or any other restructuring or termination of the corporate existence of any other Grantor or any other Person, and correspondingly restructure the Secured Obligations, continuing existence of any Lien under any other Financing Agreement to which any Grantor is a party or the enforceability hereof or thereof with respect to all or any part of the Secured Obligations.

Each Grantor expressly waives any right to require any Secured Party to marshal assets in favor of any Grantor, any other Person or any other Person or to proceed against any other Grantor or any other Person or any Collateral provided by any other Grantor or any other Person, and agrees that any Secured Party may proceed against Grantors and/or the Collateral in such order as they shall determine in their sole and absolute discretion.  Any Secured Party may file a separate action or actions against any Grantor, whether action is brought or prosecuted with respect to any other security or against any other Person, or whether any other Person is joined in any such action or actions.  Each Grantor agrees that any Secured Party and any other Grantor may deal with each other in connection with the Secured Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the obligations of such Grantor under the Financing Agreements.  Each Grantor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Grantor or any other Secured Party with respect to any Secured Obligations, (b) the unenforceability or invalidity as to any other Grantor or any other Person of the Secured Obligations, (c) the unenforceability or invalidity of any security or guaranty for the Secured Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Secured Obligations, (d) the cessation for any cause whatsoever of the liability of any Grantor or any other Person (other than by reason of the full payment and performance of all Secured Obligations), (e) to the extent permitted by Law, any failure of any Secured Party to give notice of sale or other disposition to any Grantor or any defect in any notice that may be given in connection with any sale or disposition, (f) to the extent permitted by Law, any failure of any Secured Party to comply with applicable Laws in connection with the sale or other disposition of any Collateral or other security for any Secured Obligation, including without limitation any failure of any Secured Party to conduct a commercially reasonable sale or other disposition of any Collateral or other security for any obligation, (g) any act or omission of any Secured Party or others that directly or indirectly results in or aids the discharge or release of any Grantor or any other Person or the Secured Obligations or any other security or guaranty therefor by operation of Law or otherwise, (h) any Law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (i) any failure of any Secured Party to file or enforce a claim in any bankruptcy or other proceeding with respect to any other Grantor, (j) the election by any Secured Party, in any bankruptcy proceeding of any other Grantor, of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (k) any extension of credit or the grant of any Lien under Section 364 of the United States Bankruptcy Code in connection with the bankruptcy of any other Grantor, (1) any use of cash collateral under Section 363 of the United States Bankruptcy Code, or (m) any agreement or stipulation with any other Grantor with respect to the provision of adequate protection in any bankruptcy proceeding of any Person.

(g)           in the event that all or any part of the Secured Obligations at any time are secured by any one or more deeds of trust or mortgages creating or granting liens on any interests in real property, each Grantor authorizes any Secured Party, upon the occurrence of and during the continuance of any Default or Event of Default, at their sole option, without notice or demand and without affecting any Secured Obligations or the validity or enforceability of any Liens of any Secured Party on any Collateral, to foreclose any or all of such deeds of trust or mortgages by judicial or nonjudicial sale.  Each Grantor expressly waives any defenses to the enforcement of the Financing Agreements or any Liens created or granted under the Financing Agreements or to the recovery by any Secured Party against any other Grantor or any guarantor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of a Grantor and may preclude Grantor from obtaining reimbursement or contribution from any Grantor.

(h)           To the extent that any Collateral pledged by a Grantor is sold hereunder and applied as payment of such Grantor’s obligations under its Guaranty of the Secured Obligations, such Grantor’s rights of subrogation shall be as set forth in such Guaranty.

ARTICLE XIII

SERVICE OF PROCESS, JUDGMENT CURRENCY, ETC.

Section 13.1                      Consent to Jurisdiction; Service of Process; Judgment Currency; Waiver of Jury Trial.

(a)           Each Grantor irrevocably submits to the nonexclusive in personam jurisdiction of any New York State or federal court sitting in New York City, over any suit, action or proceeding arising out of or relating to this Agreement.  To the fullest extent it may effectively do so under applicable Law, each Grantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the in personam jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           Each Grantor agrees, to the fullest extent it may effectively do so under applicable Law, that a final judgment in any suit, action or proceeding of the nature referred to in paragraph (a) of this Section 13.1 brought in any such court shall be conclusive and binding upon such party, subject to rights of appeal and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which such party is or may be subject) by a suit upon such judgment.

(c)           Each Grantor consents to process being served in any suit, action or proceeding of the nature referred to in paragraph (a) of this Section 13.1 in accordance with Section 11(c) or to any agent for service of process appointed pursuant to the provisions of Section 13.2.  Each Grantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the full extent permitted by Law, be taken and held to be valid personal service upon and personal delivery to such party.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)           Nothing in this Section 13.1 shall affect the right of the Administrative Agent to serve process in any manner permitted by Law, or limit any right that the Administrative Agent may have to bring proceedings against such Grantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)           Any payment on account of an amount that is payable hereunder in United States Dollars which is made to or for the account of the Administrative Agent in currency of any other jurisdiction, or in the lawful currency of any other country, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of such party, shall constitute a discharge of such party’s obligation under this Agreement only to the extent of the amount of United States Dollars which the Administrative Agent could purchase in the foreign exchange markets with the amount of the currency of such other jurisdiction, or other currency, as the case may be, in accordance with normal banking procedures at the rate of exchange prevailing on the business day following receipt of the payment first referred to above.  If the amount of United States Dollars that could be so purchased is less than the amount of United States Dollars originally due to the Administrative Agent, each Grantor agrees, to the full extent permitted by Law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency.  This indemnity shall, to the fullest extent permitted by Law, constitute an obligation separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and, shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under any judgment or order.

(f)           Each Grantor waives trial by jury in any action brought on or with respect to this Agreement or any other document executed in connection herewith or therewith.

Section 13.2        Service of Process Upon Agent.  Each Grantor hereby irrevocably designates, appoints and empowers DeVry, and successors as the designee, appointee and agent of such Grantor to receive, accept and acknowledge, for and on behalf of such Grantor and its properties, service of any and all legal process, summons, notices and documents which may be served in such action, suit or proceeding relating to this Agreement in any Federal or New York State court sitting in New York City, which service may be made on any such designee, appointee and agent in accordance with legal procedures prescribed for such courts.  Each Grantor agrees to take any and all action necessary to continue such designation in full force and effect and should such designee, appointee and agent become unavailable for this purpose for any reason, such Grantor will forthwith irrevocably designate a new designee, appointee and agent, which shall irrevocably agree to act as such, with the powers and for purposes specified in this Section 13.2.  Each Grantor further irrevocably consents and agrees to service of any and all legal process, summons, notices and documents out of any of the aforesaid courts in any such action, suit or proceeding relating to this Agreement delivered to such Grantor in accordance with this Section 13.2 or to its then designee, appointee or agent for service.  If service is made upon such designee, appointee and agent, a copy of such process, summons, notice or document shall also be provided to such Grantor in accordance with Section 11(c); provided that failure of such holder to provide such copy to such Grantor shall not impair or affect in any way the validity of such service or any judgment rendered in such action or proceedings.  Each Grantor agrees that service upon such Grantor or any such designee, appointee and agent as provided for herein shall constitute valid and effective personal service upon such Grantor with respect to matters contemplated in this Section 13.2 and that the failure of any such designee, appointee and agent to give any notice of such service to such Grantor shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.  Nothing herein shall, or shall be construed so as to, limit the right of the Administrative Agent to bring actions, suits or proceedings with respect to the obligations and liabilities of any Grantor under, or any other matter arising out of or in connection with, this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, in the courts of whatever jurisdiction in which the offices of the Administrative Agent may be located or assets of any Grantor may be found or as otherwise shall to the Administrative Agent seem appropriate, or to affect the right to service of process in any jurisdiction in any other manner permitted by Law.

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duty executed as of the date first above written.

DEVRY INC.
GLOBAL EDUCATION INTERNATIONAL, INC.
DEVRY UNIVERSITY, INC.
ROSS HEALTH SERVICES, INC. (f/k/a Dominica
Management Inc.)
ROSS UNIVERSITY SERVICES, INC.
INTERNATIONAL EDUCATION HOLDINGS, INC.
ROSS UNIVERSITY MANAGEMENT, INC.
CHAMBERLAIN COLLEGE OF NURSING AND
HEALTH SCIENCES, INC.
U.S. EDUCATION CORPORATION
EDCOA, INC.
APOLLO COLLEGE, INC.

By:  _________________________________________
Name:
Title:

STATE OF ________________	)
) SS.
COUNTY OF ______________	)

On this _____ day of ____________, 2011, before me personally appeared _________________. who, being by me duly sworn did depose and say that he/she resides at ________________________; that he/she is ______________ of ____________________, the corporations described in and which executed the above instrument and that he/she executed this instrument on behalf of said corporation and that he/she had authority to do so.

_________________________________________
                                   NOTARY PUBLIC

 Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative
Agent, on behalf of itself and all Banks
under the Credit Agreement

By:  _______________________________________
Name:
Title:

STATE OF ________________	)
) SS.
COUNTY OF ______________	)

On this _____ day of ____________, 2011, before me personally appeared _________________. who, being by me duly sworn did depose and say that he/she resides at ________________________; that he/she is ______________ of ____________________, the corporation described in and which executed the above instrument and that he/she executed this instrument on behalf of said corporation and that he/she had authority to do so.

_________________________________________
                                   NOTARY PUBLIC

Pledged Stock

Owner of Pledged Equity Interest	Issuer of Pledged Equity Interest	Certificate No.	No. of Shares
DeVry Inc.	DeVry University, Inc.	1	1,000
DeVry Inc.	DeVry/New York Inc.	1	1,000
DeVry Inc.	DeVry/Becker Educational Development Corp.	1	1,000
DeVry Inc.	Becker Professional Development Corporation (f/k/a Becker CPA Review Corp.)	1	1,000
DeVry University, Inc.	DeVry Educational Development Corp.	2	1,000
Ross Health Sciences, Inc. (f/k/a Dominica Management Inc.)	Ross University Services, Inc.	1	1,000
Ross Health Sciences, Inc. (f/k/a Dominica Management Inc.)	Dominica Services Inc.	1	10
DeVry Inc.	International Education Holdings, Inc.	1	10
Ross University Services, Inc.	International Education Holdings, Inc.	3	1,000
DeVry Inc.	Ross Health Sciences, Inc. (f/k/a Dominica Management, Inc.)	15 16 PA 11 PB 4	1,042,937 Common Shares 87,288 Common Shares 40,224.125 Class A Preferred Shares 25,000 Class B Preferred Shares
International Education Holdings, Inc.	Global Education International, Inc.	2	65
DeVry Educational Development Corp	DeVry Canada LLC	Uncertificated	100% of Membership Interests
DeVry Inc.	Chamberlain College of Nursing and Health Sciences, Inc. (f/k/a Ross University School of Nursing and Health Sciences, Inc.)	1	100
Chamberlain College of Nursing and Health Sciences Inc. (f/k/a Ross University School of Nursing and Health Sciences, Inc.)	Chamberlain College of Nursing LLC (f/k/a Deaconess College of Nursing LLC)	Uncertificated	100% of Membership Interest
DeVry Inc.	U. S. Education Corporation	C-101 PFA-1 PFB-1	1,392,017.32 shares of common stock 70,653.73139 shares of class a preferred stock 1,000 shares of class b preferred stock
DeVry Inc.	Advanced Academics, Inc.	101	1,000
U.S. Education Corporation	American Institute of Health Technology, Inc.	101	2,000
U.S. Education Corporation	EdCOA Inc.	11	100,000
U.S. Education Corporation	Apollo College, Inc.	101	1,000
EdCOA Inc.	Western College of Southern California, Inc.	1	1,000
EdCOA Inc.	Silicon Valley College	9	500,000
Apollo College, Inc.	Apollo College-Tucson, Inc. (f/k/a Apollo College of Medical and Dental Careers–Tucson, Inc.)	1	100
Apollo College, Inc.	Apollo College-Westside, Inc. (f/k/a Apollo College–Westridge, Inc.)	1	100
Apollo College, Inc.	Apollo College-Spokane, Inc.	1	100
Apollo College, Inc.	Apollo College of New Mexico, LLC,	uncertificated	100% of membership i nterest
Apollo College, Inc.	Apollo College-Phoenix, Inc. (f/k/a Apollo College of Medical and Dental Careers, Inc.)	9	428
Apollo College, Inc.	Apollo College-Tri-City, Inc. (f/k/a Apollo College of Medical and Dental Careers–Tri-City, Inc.)	1	100
Apollo College, Inc.	Apollo College-Portland, Inc.	C-1	50
International Education Holdings, Inc.	Global Education International, Inc.	3	35
Global Education International, Inc.	Ross University Management, Inc.	4	10,000
Ross University Management, Inc.	Ross University School of Medicine School of Veterinary Medicine Limited	V7 V8	65 35

EXHIBIT B

PLEDGE AGREEMENT JOINDER

This PLEDGE AGREEMENT JOINDER dated as of ________, _____ (the or this “Joinder”) is entered into by the undersigned , a corporation (a “Grantor”), to amend the definition of Grantor as set forth in Pledge Agreement dated as of May 10, 2011 (the “Pledge Agreement”).  Terms not otherwise defined herein shall have the meaning set forth in the Pledge Agreement.

RECITALS

A.           The Grantor, is presently a Subsidiary of [DeVry Inc., a Delaware corporation, a Delaware corporation (“DeVry”) or [Insert the applicable Designated Borrower] (“_______”)].

B.           Pursuant to the terms of that certain Credit Agreement dated as of May 10, 2011 (as amended, restated, superseded or otherwise modified from time to time, the “Credit Agreement”) among the Obligors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the banks and other lenders or institutions from time to time party thereto (the “Banks”), the Banks are extending credit to the Obligors on the terms provided therein.  The obligations of DeVry under the Credit Agreement are unconditionally guaranteed by certain Subsidiaries of DeVry which are organized under the laws of a jurisdiction within the United States (the “U.S. Subsidiaries”), and the obligations of each Designated Borrower under the Credit Agreement are unconditionally guaranteed by DeVry, by the U.S.  Subsidiaries and by certain direct and indirect Subsidiaries of such Designated Borrower which are organized under the laws of a jurisdiction located outside the United States (the “Offshore Subsidiaries”).  Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

C.           As a condition to the extension of financial accommodations to be given under the Credit Agreement by the Banks, the Banks required that the Obligors and the other Grantors and the Administrative Agent enter into the Pledge Agreement to secure the obligations of each Grantor in respect of the Financing Agreements, as otherwise more particularly set forth herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Grantor does hereby covenant and agree, as follows:

The Grantor desires to amend the definition of Grantor (as the same may have been heretofore amended) set forth in the Pledge Agreement attached hereto so that at all times from and after the date hereof, the Grantor shall pledge Collateral for the Secured Obligations under the Pledge Agreement to the extent and in the manner set forth therein.  The Grantor does hereby pledges, charges, assigns, transfers and sets over to the Administrative Agent, for the ratable benefit of the Secured Parties, and hereby pledges, charges, assigns, transfers and grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all of such Grantor’s interest and property rights, whether now existing or hereafter acquired or arising, in and to the property described on Exhibit A to this Joinder.  [Specify whether DeVry and/or the applicable Designated Borrower’s obligations are to be secured.]

The undersigned is the duly elected ___________________ of the Grantor and is duly authorized to execute and deliver this Joinder.  The execution by the undersigned of this Joinder shall evidence its consent to and acknowledgment and approval of the terms set forth herein and in the Pledge Agreement by such execution the Grantor shall be deemed to have made the representations and warranties set forth in Section 3 of the Pledge Agreement in favor of the Administrative Agent and Secured Parties as of the date of this Joinder.

Upon execution of this Joinder, the Pledge Agreement shall be deemed to be amended as set forth above.  Except as amended herein, the terms and provisions of the Pledge Agreement are hereby ratified, confirmed and approved in all respects.

[At time of execution this form of Joinder shall be revised and/or shall contain such additional terms or provisions as may be deemed acceptable by the Administrative Agent, provided that such terms and provisions shall apply to all Secured Obligations and all Secured Parties equally and ratably.]

Any and all notices, requests, certificates and other instruments (including the Notes) may refer to the Pledge Agreement without making specific reference to this Joinder, but nevertheless all such references shall be deemed to include this Joinder unless the context shall otherwise require.

[NAME OF GRANTOR]

By ___________________________

Its ___________________________

STATE OF ________________	)
) SS.
COUNTY OF ______________	)

On this _____ day of _______________________, 20____, before me personally appeared ____________________________, who, being by me duly sworn did depose and say that he/she resides at ________________________ that he/she is ____________________ of ________________________, the corporation described in and which executed the above instrument and that he/she executed this instrument on behalf of said corporation and that he/she had authority to do so.

_________________________________________
                                   NOTARY PUBLIC

EXHIBIT A TO PLEDGE AGREEMENT JOINDER

[Description of collateral]